Exhibit 99.1

AirJoule Technologies Announces Fourth Quarter and Full Year 2024 Results and
Groundbreaking Performance of AirJoule® System

Ronan, MT, March 25, 2025 – AirJoule Technologies Corporation (NASDAQ: AIRJ) (“AirJoule Technologies” or the “Company”), the developer of the transformational AirJoule® system for separating pure water from air, today announced its fourth quarter and full year results. The Company also announced that the AirJoule® system can use low-grade waste heat from industrial processes to improve energy efficiency and produce pure distilled water for less than 160 watt-hours of energy consumption per liter (“Wh/L”). This marks a step change in water harvesting efficiency, allowing humanity to cost-effectively access water stored in the most reliable freshwater aquifer – the Earth’s atmosphere.

Fourth Quarter 2024

AirJoule® Utilizes Low-Grade Waste Heat to Produce Pure Distilled Water

After extensive testing at the Company’s facility in Newark, DE, AirJoule® demonstrated the ability to produce pure distilled water from air with an energy requirement of less than 160 Wh/L of water by utilizing low-grade waste heat (with test conditions of 80°F and 60% relative humidity). Compared to existing technologies, AirJoule® is up to 4x more efficient at separating water from air than refrigerant-based systems (400-700 Wh/L) and up to 8x more efficient than desiccant-based systems (more than 1,300 Wh/L).

Waste heat is the world’s largest untapped energy source. Approximately 70% of the energy produced on the planet is lost as waste heat at power plants, and up to 50% of energy inputs to industrial operations are lost as waste heat. Most of this waste heat is low-grade (under 100°C) and previously has not been economical to recapture for reuse or electricity generation. By tapping into the significant low-grade waste heat available at nearly all industrial operations globally, including data centers, AirJoule® can generate pure distilled water at attractive costs. AirJoule® is unlocking two vast resources to improve energy efficiency and water sustainability – low-grade waste heat and water in the atmosphere.

The Company and the AirJoule JV (defined below) are in advanced discussions with multiple data center operators, project developers, and industrial facilities about potential proof of concept deployments where AirJoule® demonstration units would be installed and field tested to validate their operational capabilities. If successful, these initiatives will lay the foundation for large-scale water generation projects that harness waste heat to produce pure distilled water on-site at competitive costs while also driving greater energy efficiency.

Data centers, which are vital to our increasingly digital world, require substantial amounts of power and water. When deployed to data centers, AirJoule® can transform the vast low-grade waste heat from these facilities, which would otherwise be released into the atmosphere, into a valuable asset through the production of distilled water for evaporative cooling and for other beneficial purposes.

Full Year 2024

Key Milestones

●	Formed a 50/50 joint venture with GE Vernova to commercialize the AirJoule® technology (“AirJoule JV”); at the end of 2024, the AirJoule JV team included 24 full-time employees who were primarily focused on engineering and product development activities

●	Entered a binding joint commercialization term sheet with Carrier Global Corporation for AirJoule® applications in the heating, ventilation, and air conditioning market

●	Built out a 35,000 square foot facility in Newark, DE to support sorbent-coating, manufacturing, assembly, and testing operations for AirJoule® units at the AirJoule JV

●	Opened the Company’s first international office in the United Arab Emirates to spearhead business development and growth initiatives in the Gulf Cooperation Council region

Balance Sheet and Liquidity

●	Completed a $50 million private investment in public equity (“PIPE”) financing in March 2024, led by investments from GE Vernova, Carrier, and Rice Investment Group, among other third parties

●	Raised an additional $12 million through a PIPE financing from primarily existing investors in June 2024

●	Ended the year with $28 million of cash and cash equivalents with sufficient liquidity to support the Company’s operations through expected commercial sales in 2026

Executive Commentary

“We are pleased with the significant progress made in 2024,” said Matt Jore, CEO of AirJoule Technologies. “We achieved several key milestones that position us well for the extensive commercial opportunities we see ahead at the intersection of energy efficiency and water security. The significance of AirJoule® separating pure water from air at less than 160 watt-hours per liter cannot be overstated. Once commercialized, this unprecedented level of energetics can enable transformational solutions including waste heat to water, distributed water generation, and more energy-efficient dehumidification and air conditioning systems.”

Mr. Jore continued, “We are incredibly energized to have completed our first year as a publicly traded company. We are excited for what’s to come in 2025 and look forward to updating our stakeholders on our progress throughout the year.”

Committed Equity Facility

On March 25, 2025, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) with B. Riley Principal Capital II, LLC (“B. Riley”), providing the Company with the right, but not the obligation, to sell up to $30 million of newly issued shares to B. Riley over a period of 36 months, subject to certain conditions and limitations. The Purchase Agreement gives the Company financial flexibility to opportunistically raise incremental capital in support of future growth and development activities.

Annual Report on Form 10-K

AirJoule Technologies’ consolidated financial statements and related footnotes are available in its Annual Report on Form 10-K for the year ended December 31, 2024, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on March 25, 2025.

Earnings Call Webcast

AirJoule Technologies will host a conference call to discuss fourth quarter and year end 2024 results at 8:30 AM ET on Wednesday, March 26, 2025. To access the live audio webcast of the conference call, please visit the AirJoule Technologies’ investor relations website at https://airjouletech.com/investors. To participate by phone, dial 877-407-6184 (domestic) or +1-201-389-0877 (international).

An archived webcast will be available following the call.

About AirJoule Technologies Corporation

AirJoule Technologies Corporation (NASDAQ: AIRJ) is the developer of AirJoule®, a water harvesting technology that provides efficient and sustainable air dehumidification and pure water from air. Designed to reduce energy consumption and generate material cost efficiencies, AirJoule® is being commercialized through a joint venture with GE Vernova and in partnership with Carrier Global Corporation. For more information, visit  https://airjouletech.com.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding AirJoule Technologies and its future financial and operational performance, as well as its strategy, future operations, estimated financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, including any oral statements made in connection therewith, the words “could,” “may,” “will,” “should,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, AirJoule Technologies expressly disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements herein, to reflect events or circumstances after the date of this press release.

AirJoule Technologies cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond AirJoule Technologies’ control. These risks include, but are not limited to, our status as an early stage Company with limited operating history, which may make it difficult to evaluate the prospects for our future viability; our initial dependence on revenue generated from a single product; significant barriers we face to deploy our technology; the dependence of our commercialization strategy on our relationships with BASF, Carrier, GE Vernova, and other third parties history of losses, and the other risks and uncertainties described under the heading “Risk Factors” in our SEC filings including in our Registration Statement (See Risk Factors) on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on June 27, 2024 and subsequently filed Quarterly Reports on Form 10-Q. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. AirJoule Technologies’ SEC Filings are available publicly on the SEC’s website at www.sec.gov, and readers are urged to carefully review and consider the various disclosures made in such filings.

AIRJOULE TECHNOLOGIES CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
Assets
Current assets
Cash, cash equivalents and restricted cash	$28,021,748	$375,796
Due from related party	2,820,129	—
Prepaid expenses and other current assets	613,754	126,971
Total current assets	31,455,631	502,767
Operating lease right-of-use asset	147,001	49,536
Property and equipment, net	16,373	3,832
Investment in AirJoule, LLC	338,178,633	—
Other assets	54,482	—
Total assets	$369,852,120	$556,135
Liabilities and Stockholders’ equity (deficit)
Current liabilities
Accounts payable	$79,202	$2,518,763
Accrued transaction fees	—	3,644,100
Other accrued expenses	1,720,318	244,440
Operating lease liability, current	30,227	22,237
True Up Shares liability	2,189,000	—
Total current liabilities	4,018,747	6,429,540
Earnout Shares liability	24,524,000	—
Subject Vesting Shares liability	7,819,000	—
Operating lease liability, non-current	124,002	27,299
Deferred tax liability	81,256,047	—
Total liabilities	117,741,796	6,456,839
Commitments and contingencies (Note 13)
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value; 25,000,000 authorized shares and 0 shares issued and outstanding as of December 31, 2024 and December 31, 2023	$—	$—
Class A common stock, $0.0001 par value; 600,000,000 authorized shares and 55,928,661 and 32,731,583 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	5,593	3,274
Class B common stock, $0.0001 par value; 0 and 50,000,000 authorized shares and 0 and 4,759,642 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	476
Additional paid-in capital	53,577,270	11,263,647
Retained earnings (accumulated deficit)	198,527,461	(17,168,101)
Total stockholders’ equity (deficit)	252,110,324	(5,900,704)
Total liabilities and stockholders’ equity (deficit)	$369,852,120	$556,135

AIRJOULE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,
	2024	2023
Cost and expenses:
General and administrative	$9,042,150	$7,540,702
Research and development	2,020,388	3,305,612
Sales and marketing	150,927	540,002
Transaction costs incurred in connection with business combination	54,693,103	—
Depreciation and amortization	6,517	4,341
Loss from operations	(65,913,085)	(11,390,657)

Other income (expense):
Interest income	932,371	11,541
Gain on contribution to AirJoule, LLC	333,500,000	—
Equity loss from investment in AirJoule, LLC	(5,321,367)	—
Change in fair value of Earnout Shares liability	29,197,000	—
Change in fair value of True Up Shares liability	(1,634,000)	—
Change in fair value of Subject Vesting Shares liability	3,973,000	—
Gain on settlement of legal fees	2,207,445	—
Other income	10,245	—
Total other income, net	362,864,694	11,541

Income (loss) before income taxes	296,951,609	(11,379,116)
Income tax expense	(81,256,047)	—
Net income (loss)	$215,695,562	$(11,379,116)

Weighted average Class A common stock outstanding, basic	47,964,244	32,680,981
Basic net income (loss) per share, Class A common stock	$4.15	$(0.30)

Weighted average Class A common stock outstanding, diluted	49,461,753	32,680,981
Diluted net income (loss), per share, Class A common stock	$4.03	$(0.30)

Weighted average Class B common stock outstanding, basic and diluted	4,068,516	4,759,642
Basic net income (loss) per share, Class B common stock	$4.15	$(0.30)

Diluted net income (loss) per share, Class B common stock	$4.03	$(0.30)

AIRJOULE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net income (loss)	$215,695,562	$(11,379,116)
Adjustment to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	6,517	4,341
Deferred tax expense	81,256,047	—
Amortization of operating lease right-of-use assets	29,282	21,216
Change in fair value of Earnout Shares liability	(29,197,000)	—
Change in fair value of True Up Shares liability	1,634,000	—
Change in fair value of Subject Vesting Shares liability	(3,973,000)	—
Gain on contribution to AirJoule, LLC	(333,500,000)	—
Equity loss from investment in AirJoule, LLC	5,321,367	—
Non-cash transaction costs in connection with business combination	53,721,000	—
Gain on settlement of legal fees	(2,207,445)	—
Share-based compensation	1,323,936	52,000
Changes in operating assets and liabilities:
Due from related party	(2,727,578)	—
Prepaid expenses and other current assets	(112,406)	(21,832)
Other assets	(54,482)	—
Operating lease liabilities	(22,054)	(21,216)
Accounts payable	(2,459,898)	2,444,733
Due to related party	(1,440,000)	—
Accrued expenses, accrued transaction costs and other liabilities	(7,555,294)	3,798,885
Net cash used in operating activities	(24,261,446)	(5,100,989)

Cash flows from investing activities
Purchases of property and equipment	(19,058)	(98,950)
Proceeds from sale of property and equipment	—	98,950
Investment in AirJoule, LLC	(10,000,000)	—
Net cash used in investing activities	(10,019,058)	—

Cash flows from financing activities
Proceeds from the exercise of warrants	45,760	9,438
Proceeds from the exercise of options	130,696	—
Proceeds from the issuance of common stock	61,750,000	—
Issuance of preferred units	—	255,861
Net cash provided by financing activities	61,926,456	265,299
Net increase (decrease) in cash, cash equivalents and restricted cash	27,645,952	(4,835,690)
Cash, cash equivalents and restricted cash, beginning of period	375,796	5,211,486
Cash, cash equivalents and restricted cash, end of the period	$28,021,748	$375,796

Supplemental non-cash investing and financing activities:
Initial recognition of True Up Shares liability	$555,000	$—
Initial recognition of Subject Vesting Shares liability	$11,792,000	$—
Initial recognition of ROU asset and operating lease liability	$172,649	$—
Liabilities combined in recapitalization, net	$8,680,477	$—
Contribution to AirJoule, LLC of license to technology	$333,500,000	$—

Supplemental cash flow information:
Taxes paid	$—	$—

Contacts

Investor Relations & Media:

Tom Divine – Vice President, Investor Relations and Finance

investors@airjouletech.com